Exhibit 99

 Family Dollar Announces Third Quarter EPS of $0.37 and Raises Fiscal
                         2006 Annual Guidance

    MATTHEWS, N.C.--(BUSINESS WIRE)--June 22, 2006--Family Dollar Stores, Inc. (NYSE:FDO), today reported that net income per diluted share for the third quarter of fiscal 2006 ended May 27, 2006, increased 15.6% to $0.37 compared with $0.32 for the third quarter of fiscal 2005 ended May 28, 2005. Net income for the third quarter increased 5.8% to $56.9 million compared with net income of $53.8 million for the third quarter of fiscal 2005.
    "We are pleased to report a 16% increase in earnings per share this quarter, especially in light of a challenging macro-economic environment. These strong results reflect the continued hard work of all our Associates to make Family Dollar a more compelling place to shop, work and invest," said Howard R. Levine, Chairman and Chief Executive Officer. "We have made significant progress this year, but we still have a lot of work to do. Continued execution of our key initiatives will enable us to better meet the needs of our customers and drive stronger returns to our shareholders."
    As previously reported, sales for the third quarter of fiscal 2006 were approximately $1.570 billion, or 9.9% above sales of approximately $1.428 billion for the third quarter of fiscal 2005. Sales in comparable stores increased approximately 3.7%. The customer count, as measured by the number of register transactions in comparable stores, decreased approximately 1.2%, and the average transaction increased approximately 4.8% to $9.54. The Company believes that customers continue to consolidate shopping trips in response to higher energy costs. During the third quarter of fiscal 2006, the Company opened 82 new stores and closed 11 stores.
    The gross profit margin, as a percentage of sales, was 33.6% in the third quarter of fiscal 2006, unchanged compared to the third quarter of fiscal 2005. As a percentage of sales, lower shrinkage expense offset higher markdown expense and higher freight costs resulting from higher fuel costs. While sales of lower-margin consumable merchandise continued to increase at a faster rate than sales of higher-margin discretionary merchandise, higher purchase markups across a majority of departments offset the impact of an unfavorable sales mix in the third quarter of fiscal 2006 when compared with the third quarter of fiscal 2005.
    Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 27.7% in the third quarter of fiscal 2006, unchanged compared with the third quarter of fiscal 2005. As a percentage of sales, higher incentive compensation expense was partially offset by improved performance of the Urban Initiative and lower insurance costs.
    In the third quarter of fiscal 2006, the Company recorded net interest expense of approximately $1.0 million compared with net interest income of $1.4 million in the third quarter of fiscal 2005. The Company had no outstanding debt in the third quarter of fiscal 2005.
    During the third quarter of fiscal 2006, the Company repurchased approximately 3.9 million shares at an average cost of $25.94. As of May 27, 2006, the Company had approximately 2.6 million shares remaining under current repurchase authorizations approved by the Board of Directors.
    The Company's inventories at the end of the third quarter of fiscal 2006 were $1,028.2 million, or 3.8% above inventories of $990.8 million at the end of the third quarter of fiscal 2005. Inventory on a per store basis at the end of the third quarter of fiscal 2006 was approximately 3% lower than inventory per store at the end of the third quarter of fiscal 2005.
    In the first three quarters of fiscal 2006, capital expenditures were $144.4 million compared with $147.7 million in the first three quarters of fiscal 2005. For the full year, the Company expects total capital expenditures to be between $200 million and $210 million. For the first three quarters of fiscal 2006, depreciation and amortization was $99.0 million compared with $83.2 million in the first three quarters of fiscal 2005.

    Outlook

    In the fourth quarter, the Company expects to open approximately 100-120 new stores and close approximately five stores. Currently, comparable stores in the June period are generating sales increases at the low end of the Company's guidance of 4% to 6%. The Company expects mid-single digit comparable store sales growth in the fourth quarter of fiscal 2006. Much of this sales growth is expected to be in lower margin merchandise. Accordingly, the Company expects merchandise mix to pressure gross margin in the fourth quarter. However, the Company expects to leverage SG&A expense, as a percentage of sales, in the fourth quarter. For the fourth quarter of fiscal 2006, the Company expects diluted earnings per share to be between $0.19 and $0.22.
    Based on the results year-to-date through the third quarter and the Company's expectations for the fourth quarter, the Company now expects diluted earnings per share to be between $1.24 and $1.27, including the litigation charge recorded in the second quarter of fiscal 2006. Excluding the litigation charge, the Company expects non-GAAP diluted earnings per share to be between $1.41 and $1.44. The Company's diluted earnings per share expectation includes the impact of the expensing of stock options as required by SFAS 123R and other new compensation programs, and includes the accretive benefit of the Company's share repurchase program.

    Reconciliation of Non-GAAP Disclosures

    This press release and some of the tables accompanying this release include certain financial information, including net income, diluted earnings per share (historical and projected), and operating profit margin, not derived in accordance with GAAP. Specifically, the litigation charge associated with an adverse jury verdict rendered against the Company in the second quarter of fiscal 2006 is excluded from the non-GAAP financial measures discussed. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results. In addition, this non-GAAP financial information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting certain incentive compensation targets and forecasting of future periods.
    This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future and should be considered in addition to, not as a substitute for measures of the Company's financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP is provided in the table entitled "Reconciliation of GAAP to Adjusted Net Income" attached to this release.

    Cautionary Statements

    Certain statements contained in this press release, including those set forth under the caption "Outlook," are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather or natural disasters that may impact sales and or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs, potential problems and achievement of results associated with the implementation of programs, systems and technology, including supply chain systems, store technology, cooler installations and related food programs, Urban
        Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  adverse impacts associated with legal proceedings and claims,

    --  changes in shrinkage,

    --  changes in health care and other insurance costs,

    --  the Company's ability to attract and retain employees,

    -- changes in interpretations or applications of accounting principles, or

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" in "Management's Discussion and Analysis of Financial Condition" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

    Third Quarter Earnings Conference Call Information

    Family Dollar will announce financial results for the third quarter ended May 27, 2006, on Thursday,
    June 22, 2006. The Company will host a conference call on June 22, 2006, at 10:00 a.m. ET to discuss the results. If you wish to participate, please call 1-888-324-6992 for domestic USA calls and 210-234-0000 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is "FAMILY DOLLAR" and the meeting leader is Ms. Kiley Rawlins. A replay of the call will be available from 12:00 p.m. ET, June 22, 2006, through 5:00 p.m. ET, June 29, 2006, by calling 1-800-294-0344 for domestic USA calls and 402-220-9747 for international calls.
    There will also be a live webcast of the conference call that can be accessed at the following link: http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 p.m. ET, June 22, 2006.

    About Family Dollar Stores, Inc.

    With more than 6,000 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)


(in thousands, except per share and   May 27,     May 28,   August 27,
 share amounts)                        2006        2005        2005
---------------------------------------------- ----------- -----------
Assets
----------------------------------
Current assets:
  Cash and cash equivalents        $   69,745  $   80,719  $  105,175
  Investment securities                98,400      98,320      33,530
  Merchandise inventories           1,028,221     990,828   1,090,791
  Deferred income taxes               134,333      93,383     100,493
  Prepayments and other current
   assets                              50,775      48,470      24,779
                                    ----------  ----------  ----------
    Total current assets            1,381,474   1,311,720   1,354,768

Property and equipment, net         1,066,945     979,581   1,027,475
Other assets                           27,582      23,502      27,258
                                    ----------  ----------  ----------

Total assets                       $2,476,001  $2,314,803  $2,409,501
                                    ==========  ==========  ==========

Liabilities and Shareholders'
 Equity
----------------------------------
Current liabilities:
  Accounts payable and accrued
   liabilities                     $  918,281  $  807,513  $  890,339
  Income taxes payable                  8,116       3,867       4,272
                                    ----------  ----------  ----------
    Total current liabilities         926,397     811,380     894,611

Long-term debt                        250,000          --          --
Deferred income taxes                  78,320      88,760      86,824
Commitments and contingencies

Shareholders' Equity:
  Preferred stock, $1 par;
   authorized and unissued
   500,000 shares
  Common stock, $.10 par;
   authorized 600,000,000 shares       17,848      18,830      18,887
  Capital in excess of par            137,094     122,445     133,743
  Retained earnings                 1,529,864   1,641,314   1,654,861
                                    ----------  ----------  ----------
                                    1,684,806   1,782,589   1,807,491
  Less: common stock held in
   treasury, at cost                  463,522     367,926     379,425
                                    ----------  ----------  ----------

  Total shareholders' equity        1,221,284   1,414,663   1,428,066
                                    ----------  ----------  ----------

Total liabilities and
 shareholders' equity              $2,476,001  $2,314,803  $2,409,501
                                    ==========  ==========  ==========


              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


                                       For the Third Quarter Ended
                                   -----------------------------------
                                              % of              % of
(in thousands, except per share      May 27,   Net     May 28,   Net
 amounts)                             2006    Sales     2005    Sales
---------------------------------- -----------------------------------

Net sales                          $1,569,516 100.0% $1,427,966 100.0%

Cost of sales                       1,041,789  66.4%    948,614  66.4%
                                    ----------------  ----------------

Gross margin                          527,727  33.6%    479,352  33.6%

Selling, general and
 administrative expenses              435,366  27.7%    395,764  27.7%

Litigation charge                          --   0.0%         --   0.0%
                                    ----------------  ----------------

Operating profit                       92,361   5.9%     83,588   5.9%

Interest expense (income), net          1,007   0.1%     (1,364) -0.1%
                                    ----------------  ----------------

Income before income taxes             91,354   5.8%     84,952   6.0%

Income taxes                           34,440   2.2%     31,178   2.2%
                                    ----------------  ----------------

Net income                         $   56,914   3.6% $   53,774   3.8%

Net income per common share -
 basic                             $     0.37        $     0.32
Average shares - basic                154,260           166,858

Net income per common share -
 diluted                           $     0.37        $     0.32
Average shares - diluted              154,566           167,160

Dividends declared per common
 share                             $    0.105        $    0.095


              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


                                     For the Three Quarters Ended
                                   -----------------------------------
                                              % of              % of
(in thousands, except per share      May 27,   Net    May 28,    Net
 amounts)                             2006    Sales    2005     Sales
---------------------------------- -----------------------------------

Net sales                          $4,816,656 100.0% $4,394,965 100.0%

Cost of sales                       3,210,237  66.6%  2,934,342  66.8%
                                   ----------------- -----------------

Gross margin                        1,606,419  33.4%  1,460,623  33.2%

Selling, general and administrative
 expenses                           1,298,834  27.0%  1,167,106  26.6%

Litigation charge                      45,000   0.9%         --   0.0%
                                   ----------------- -----------------

Operating profit                      262,585   5.5%    293,517   6.6%

Interest expense (income), net          3,107   0.1%     (3,097) -0.1%
                                   ----------------- -----------------

Income before income taxes            259,478   5.4%    296,614   6.7%

Income taxes                           96,646   2.0%    108,338   2.5%
                                   ----------------- -----------------

Net income                           $162,832   3.4%   $188,276   4.2%

Net income per common share -
 basic                                  $1.04             $1.12
Average shares - basic                156,294           167,400

Net income per common share -
 diluted                                $1.04             $1.12
Average shares - diluted              156,365           167,846

Dividends declared per common
 share                                 $0.305            $0.275


              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                RECONCILIATION OF NON-GAAP DISCLOSURES
               (in thousands, except per share amounts)

                                                    For the Three
                                                     Quarters Ended
                                                 ---------------------
Net Income and Net Income Per Common Share                       % of
                                                                  Net
                                                  May 27, 2006   Sales
----------------------------------------------------------------------
Net income in accordance with GAAP               $     162,832    3.4%

Litigation charge                                       45,000    0.9%
Tax effect                                             (16,740)
                                                  --------------------
Total litigation charge, net of tax                     28,260    0.6%

Net income, excluding litigation charge          $     191,092    4.0%

Average shares - diluted                               156,365

Net income per common share,
  excluding litigation charge - diluted          $        1.22

                                                    For the Three
                                                     Quarters Ended
                                                 ---------------------
Operating Profit Margin                                          % of
                                                                  Net
                                                  May 27, 2006   Sales
----------------------------------------------------------------------
Operating profit margin in accordance
  with GAAP                                      $     262,585    5.5%
Less: Litigation charge                                 45,000    0.9%
                                                  --------------------
Operating profit margin, excluding
   litigation charge                                   307,585    6.4%



Net Income Per Common Share Outlook for the Fiscal Year Ending
August 26, 2006
----------------------------------------------------------------------
Net income per common share - diluted            $1.24 - $1.27

Litigation charge                                $        0.29
Tax effect                                              ($0.11)
                                                  -------------
Total litigation charge, net of tax              $        0.18

Estimated average shares - diluted                     156,000

Net income per common share,
  excluding litigation charge - diluted          $1.41 - $1.44


              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                    Selected Additional Information


                                  For the Third Quarter Ended
                          --------------------------------------------
(in thousands)                                              Comparable
                                     % of             % of    Store
                           May 27,    Net   May 28,    Net    Sales
                            2006     Sales   2005     Sales   Change
----------------------------------------------------------------------
Hardlines                 $1,239,918 79.0% $1,115,241 78.1%       4.9%
Softlines                 $  329,598 21.0% $  312,725 21.9%      -0.7%

                                  For the Three Quarters Ended
                          --------------------------------------------
(in thousands)                                              Comparable
                                     % of             % of    Store
                           May 27,    Net   May 28,    Net    Sales
                            2006     Sales  2005      Sales   Change
----------------------------------------------------------------------
Hardlines                 $3,838,875 79.7% $3,454,442 78.6%       4.7%
Softlines                 $  977,781 20.3% $  940,523 21.4%      -1.9%



STORES IN OPERATION:


                                                             May 27,
                                                               2006
                                                            ----------
FY06 Beginning Store Count                                     5,898
New Store Openings                                               242
Store Closings                                                   (67)
                                                            ----------
Ending Store Count                                             6,073
Total Square Footage (000s)                                   51,390
Total Selling Square Footage (000s)                           42,637


    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             Divisional Vice President
             http://www.familydollar.com